Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports 2015 Results

and Provides 2016 Outlook and 2018 Margin Target

Company Announces Accounting Change for Venezuelan Operations

DEERFIELD, Ill. – Feb. 3, 2016 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its fourth quarter and full year 2015 results, reflecting strong Adjusted Operating Income1 margin expansion and solid Organic Net Revenue1 growth, resulting in double-digit Adjusted EPS1 growth on a constant-currency basis.

“In 2015, we delivered another year of very strong results despite the highly volatile macroeconomic environment,” said Irene Rosenfeld, Chairman and CEO. “Our aggressive cost-savings programs drove significant margin expansion. In addition, we increased our marketing investments, enabling us to steadily accelerate organic revenue growth and improve our share performance as the year progressed.”

Rosenfeld continued, “We remain confident in our ability to execute our transformation agenda despite weakening macroeconomic conditions in emerging markets. As a result, in 2016, we expect to deliver another year of strong margin expansion and double-digit EPS growth on a constant currency basis by continuing to reduce supply chain and overhead costs. We also expect underlying organic revenue growth that’s in line with our categories as we prudently invest behind our Power Brands and innovation platforms. In addition, we’ll continue to build on this momentum going forward and now have clear line of sight to an Adjusted Operating Income margin of 17 to 18 percent in 2018, which represents about a 400 basis point improvement from 2015.”

Full Year and Fourth Quarter GAAP Results

For the full year, net revenues were $29.6 billion, down 13.5 percent, including a negative 12.6 percentage point impact from currency and a negative 5.4 percentage point impact from the coffee business transactions. Operating income was $8.9 billion, up 174.4 percent, including a $6.8 billion pre-tax gain from the coffee transaction and a $778 million one-time charge for a change in accounting for the Venezuela operations. Diluted EPS was $4.44, up $3.16, including a positive impact of $4.05 from the coffee transaction gain and a negative $0.48 impact related to the Venezuela accounting charge.

On a reported basis for the fourth quarter, net revenues were $7.4 billion, down 16.6 percent, including a negative 11.4 percentage point impact from the coffee business transactions and a negative 11.0 percentage point impact from currency. The company posted an operating loss of $557 million, down 194.6 percent, including the Venezuela accounting charge and a $313 million decrease to the coffee transaction pre-tax gain recorded in the third quarter. Diluted EPS was a negative $0.46, down $0.75, including a negative $0.48 impact related to the Venezuela charge, a negative $0.19 impact from the adjustment to the coffee transaction gain and a negative $0.09 impact from currency.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q4 2015	% Chg vs PY	Q4 2015	Vol/Mix		Pricing
Quarter 4
Latin America	$1,258	1.5%	23.8%	(13.0	)pp	36.8	pp
Asia Pacific	1,082	(5.5)	1.2	(1.0)		2.2
Eastern Europe, Middle East & Africa	636	(29.2)	5.4	(8.7)		14.1
Europe	2,565	(31.8)	(1.1)	(1.3)		0.2
North America	1,823	2.1	2.6	1.9		0.7

Mondelēz International	$7,364	(16.6)%	4.7%	(3.1	)pp	7.8	pp

Emerging Markets	$2,831	(11.5)%	12.4%
Developed Markets	4,533	(19.5)	0.1

Power Brands	$4,952	(17.5)%	5.5%

	FY 2015		FY 2015
Full Year 2015
Latin America	$4,988	(3.2)%	19.9%	(8.2	)pp	28.1	pp
Asia Pacific	4,360	(5.3)	1.7	(2.2)		3.9
Eastern Europe, Middle East & Africa	2,786	(23.4)	6.0	(5.4)		11.4
Europe	10,528	(24.3)	(1.9)	(2.7)		0.8
North America	6,974	0.5	0.8	0.5		0.3

Mondelēz International	$29,636	(13.5)%	3.7%	(3.1	)pp	6.8	pp

Emerging Markets	$11,585	(10.6)%	10.6%
Developed Markets	18,051	(15.2)	(0.7)

Power Brands	$20,194	(12.8)%	5.4%

Full Year Commentary

Organic Net Revenue increased 3.7 percent, as the company raised prices to recover currency-driven input cost inflation. Power Brands2 grew 5.4 percent. Organic Net Revenue from emerging markets3 was up 10.6 percent, while developed markets4 decreased 0.7 percent.

Fourth Quarter Commentary

Organic Net Revenue increased 4.7 percent, as the company raised prices to recover currency-driven inflation in emerging markets. Power Brands grew 5.5 percent. Organic Net Revenue from emerging markets was up 12.4 percent, and developed markets were essentially flat versus the prior year quarter.

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q4 2015	vs PY (Rpt Fx)		Q4 2015	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$2,835	(9.9)%		$2,857	2.1%		13.0%
Gross Profit Margin	38.5%	2.9	pp	38.8%	2.8	pp

Operating Income	$(557)	(194.6)%		$1,021	3.8%		16.0%
Operating Income Margin	(7.6)%	(14.3	)pp	13.9%	1.2	pp

Net Earnings[5]	$(729)	(245.8)%		$739	(6.1)%

Diluted EPS	$(0.46)	(258.6)%		$0.46	0.0%		19.6%

	FY 2015			FY 2015
Full Year 2015
Gross Profit	$11,512	(8.6)%		$10,885	(2.4)%		10.0%

Gross Profit Margin	38.8%	2.0	pp	38.9%	2.3	pp
Operating Income	$8,897	174.4%		$3,830	4.7%		19.0%

Operating Income Margin	30.0%	20.5	pp	13.7%	1.7	pp

Net Earnings	$7,267	232.7%		$2,871	(4.1)%

Diluted EPS	$4.44	246.9%		$1.75	0.0%		18.9%

Full Year Commentary

Adjusted Gross Profit1 margin was 38.9 percent, up 230 basis points. The improvement was driven by strong supply chain net productivity. Mark-to-market adjustments associated with commodities and currency hedging was a 40 basis point benefit.

Adjusted Operating Income margin expanded 170 basis points to 13.7 percent. The company increased advertising and consumer support, while overheads declined as a percentage of revenue.

Adjusted EPS was up 18.9 percent on a constant-currency basis as the company’s strong operating performance was partially offset by dilution related to the coffee joint venture.

Fourth Quarter Commentary

Adjusted Gross Profit margin was 38.8 percent, up 280 basis points, and included a positive 100 basis point impact from mark-to-market adjustments.

Adjusted Operating Income margin expanded 120 basis points to 13.9 percent, and included a significant increase in A&C support. In addition, the company cycled a benefit from value added tax-related settlements in the Latin America region in the prior year period, tempering margin expansion in the quarter.

Adjusted EPS was up 19.6 percent on a constant-currency basis.

Share Repurchases and Dividends

For the full year, the company repurchased $3.6 billion of its common stock at an average price of $39.43 per share and paid $1.0 billion in dividends.

Venezuela Accounting Change

The company also announced that, effective as of the end of the fourth quarter 2015, it began to account for its investments in its Venezuelan subsidiaries using the cost method of accounting. The change in accounting treatment reflects the loss of control due to the inability to operate in the normal course of business and the lack of currency exchangeability. Beginning in 2016, the company will no longer include net revenues, earnings or net assets of its Venezuelan subsidiaries within its consolidated financial statements.

As a result, the company has taken a one-time accounting charge of $778 million, or $0.48 per share, which had no corresponding tax benefit, in its fourth quarter results to remove all assets and liabilities of its Venezuelan operations from its balance sheet.

Outlook

Separately today, via a Form 8-K being filed with the Securities and Exchange Commission, the company is providing pro forma non-GAAP financial results that reflect the deconsolidation of its operations in Venezuela.

These pro forma adjusted financial results serve as the basis of the company’s updated 2016 outlook, as described below.

Metric	Outlook

Organic Net Revenue Growth	• 2016: At least 2%

Adjusted Operating Income Margin	• 2016: 15% to 16% • 2018: 17% to 18%

Adjusted EPS	• 2016: Double-digit growth on a constant currency basis

•	Organic Net Revenue: The company expects Organic Net Revenue growth of at least 2 percent, including a headwind of up to 125 basis points from a combination of trade optimization and elimination of less profitable SKUs.

Based on current exchange rates, the company estimates currency translation would reduce net revenue growth by approximately 6 percentage points due to the strengthening of the U.S. dollar versus other currencies.6

•	Adjusted Operating Income Margin: For 2016, the company continues to expect Adjusted Operating Income margin to be 15 to 16 percent, and expects to be at the lower end of that range to reflect an approximately 50 basis point headwind resulting from the deconsolidation of the company’s operations in Venezuela.

In addition, the company expects to deliver an Adjusted Operating Income margin of 17 to 18 percent in 2018.

•	Adjusted EPS: The company expects to deliver double-digit Adjusted EPS growth on a constant-currency basis. The company estimates currency translation would reduce Adjusted EPS by approximately $0.13.[6]

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Investors and analysts may participate via phone by calling 1-800-322-9079 from the United States and 1-973-582-2717 from other locations. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor. The company will be live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2015 net revenues of approximately $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income, Adjusted EPS and Adjusted Gross Profit are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz, TUC/Club Social and belVita biscuits; Cadbury Dairy Milk, Milka and Lacta chocolate; Trident gum; Hall’s candy; and Tang powdered beverages.
3.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
4.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
5.	Net earnings attributable to Mondelēz International.
6.	Currency estimate is based on published rates from Oanda on January 28, 2016.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “estimate,” “deliver,” “forecast,” “target,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share and margins; currency and the effect of foreign exchange translation on the company’s results of operations; category growth; macroeconomic conditions; investments; supply chain and overhead costs; trade optimization and elimination of less profitable SKUs; the economic, regulatory and business environment and the company’s operations in Venezuela; the costs of, timing of expenditures under and completion of the company’s restructuring program; pension liabilities related to the coffee transaction; and the company’s Outlook, including 2016 Organic Net Revenue growth, Adjusted Operating Income margin and Adjusted EPS and 2018 Adjusted Operating Income margin. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to the company’s business; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures (1), the historical global coffee business (2), Integration Program costs, accounting calendar changes and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•	“Adjusted Gross Profit” is defined as gross profit excluding the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, incremental costs associated with the coffee business transactions, the operating results of divestitures (1) and the historical coffee business operating results (2). The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the Venezuela deconsolidation loss, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, incremental costs associated with the coffee business transactions, impairment charges related to goodwill and intangible assets, gains or losses on divestitures (1) or acquisitions, gain on the coffee business transactions (2), divestiture-related costs, acquisition-related costs, the operating results of divestitures (1), the historical global coffee business operating results (2) and equity method investment earnings historically reported within operating income (3). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the Venezuela deconsolidation loss, the remeasurement of net monetary assets in Venezuela, the net benefit from the Cadbury acquisition-related indemnification resolution, losses on debt extinguishment and related expenses, the residual tax benefit impact from the resolution of the Starbucks arbitration, hedging gains or losses and incremental costs associated with the coffee business transactions, impairment charges related to goodwill and intangible assets, gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans, gains or losses on divestitures (1) or acquisitions, gain on the coffee business transactions(2), divestiture-related costs, acquisition-related costs and net earnings from divestitures (1), and including an interest expense adjustment related to the Spin-Off transaction. In addition, the company has adjusted its equity method investment earnings for its proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by the company’s JDE equity method investee. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

(1)	Divestitures include businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement.
(2)	In connection with the global coffee business transactions that closed on July 2, 2015, because the company exchanged its coffee interests for similarly-sized coffee interests in JDE (which, following the July 2, 2015 closing, is 43.5% of the company’s historical and DEMB’s combined global coffee businesses), the company has deconsolidated and not included its historical global coffee business results within divestitures in its non-GAAP financial measures. The company continues to have an ongoing interest in the coffee business. Beginning in the third quarter of 2015, the company has included the after-tax earnings of JDE and of its historical coffee business results within continuing results of operations. For Adjusted EPS, the company has included these earnings in equity method investment earnings and has deconsolidated its historical coffee business results from Organic Net Revenue and Adjusted Operating Income to facilitate comparisons of past and future operating results.
(3)

Historically, the company has recorded income from equity method investments within its operating income as these investments operated as extensions of the company’s base business. Beginning in the third quarter of 2015, the company began to record the earnings from its equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of its coffee business. In periods prior to July 2, 2015, the company has reclassified the equity method earnings from Adjusted Operating Income to after-tax equity method investment earnings within Adjusted EPS to be consistent with the deconsolidation of its coffee business results on July 2 and in order to evaluate its operating results on a consistent basis.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and twelve months ended December 31, 2015 and 2014.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures or acquisitions, gain on the coffee business transactions, the Venezuela deconsolidation loss and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures

On April 23, 2015, the company completed the divestiture of its 50 percent interest in a Japanese coffee joint venture to its joint venture partner, which generated cash proceeds of 27 billion Japanese yen ($225 million as of April 23, 2015) and a pre-tax gain of $13 million (after-tax loss of $9 million). The company contributed to Jacobs Douwe Egberts (“JDE”) the net cash proceeds from the sale of the interest. The company did not divest any businesses during the three months and twelve months ended December 31, 2014.

Acquisitions and acquisition-related costs

On July 15, 2015, the company acquired an 80 percent interest in a biscuit operation in Vietnam, which is now a subsidiary within its Asia Pacific segment. The acquisition added incremental net revenues, on a constant currency basis, of $54 million for the three months and $128 million for the twelve months ended December 31, 2015.

On February 16, 2015, the company also acquired a U.S. snacking company (Enjoy Life Foods) within its North America segment. The acquisition added incremental net revenues of $12 million for the three months and $37 million for the twelve months ended December 31, 2015.

The company recorded acquisition-related costs of $8 million during the twelve months ended December 31, 2015 and $2 million during the three and twelve months ended December 31, 2014. These acquisition-related costs were recorded in selling, general and administrative expenses.

Accounting calendar change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2015, the company changed the consolidation date for the North America segment from the last Saturday of each period to the last calendar day of each period. As a result of this change, each of the company’s operating subsidiaries now reports results as of the last calendar day of the period. The change had a favorable impact on net revenues, on a constant currency basis, of $20 million for the three months and $78 million for the twelve months ended December 31, 2015.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with completing the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program. The company recorded reversals related to the Integration Program of $2 million in the three months and $8 million in the twelve months ended December 31, 2014 related to accruals no longer required.

Other acquisition integration costs

Within the company’s Asia Pacific segment, in connection with the July 2015 acquisition of a biscuit operation in Vietnam, the company recorded integration costs of $4 million for the three months and $9 million for the twelve months ended December 31, 2015. Within the company’s EEMEA segment, in connection with the February 2013 acquisition of a biscuit operation in Morocco, the company recorded integration costs of $1 million for the three and twelve months ended December 31, 2015 as compared to $1 million for the three months and $4 million for the twelve months ended December 31, 2014. The company recorded these acquisition integration costs in selling, general and administrative expenses.

Spin-Off Costs

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”), to its shareholders (the “Spin-Off”). Historically the company has incurred Spin-Off transaction, transition and financing and related costs (“Spin-Off Costs”) in its operating results. In 2014, the company concluded its Spin-Off transition plans. Within selling, general and administrative expenses, the company recorded pre-tax Spin-Off Costs of $12 million in the three months and $35 million in the twelve months ended December 31, 2014.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation in the Spin-Off and in the future. Of the $1.5 billion of 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company incurred total restructuring and related implementation charges of $899 million, and completed incurring planned charges on the 2012-2014 Restructuring Program.

Restructuring costs

The company recorded reversals to the restructuring charges of $4 million in the twelve months ended December 31, 2015 related to accruals no longer required. The company recorded restructuring charges of $101 million in the three months and $360 million in the twelve months ended December 31, 2014 within asset impairment and exit costs. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $33 million in the three months and $99 million in the twelve months ended December 31, 2014. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function. The company recorded these costs within cost of sales and selling, general and administrative expenses.

Venezuela – Remeasurement losses and deconsolidation

Effective as of the close of the 2015 fiscal year, the company concluded that it no longer met the accounting criteria for consolidation of its Venezuela subsidiaries due to a loss of control over its Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, the company deconsolidated and changed to the cost method of accounting for its Venezuelan operations. The company recorded a $778 million pre-tax loss as it reduced the value of its cost method investment in Venezuela and all Venezuelan receivables held by its other subsidiaries to realizable fair value, resulting in full impairment. The loss also included historical cumulative translation adjustments related to the company’s Venezuelan operations that the company had previously recorded in accumulated other comprehensive losses within equity.

Beginning in 2016, the company will no longer include net revenues, earnings or net assets from its Venezuelan subsidiaries within its consolidated financial statements. Under the cost method of accounting, the company will recognize earnings only to the extent cash is received from its Venezuelan subsidiaries. Given the current and ongoing difficult economic, regulatory and business environment in Venezuela, there continues to be significant uncertainty related to the company’s operations in Venezuela, and the company expects these conditions will continue for the foreseeable future. The company will monitor the extent of its ability to control its Venezuelan operations and the liquidity and availability of U.S. dollars at different rates, as the current situation in Venezuela may change over time and lead to consolidation at a future date.

For 2015 and prior periods presented, the company included the operating results of its Venezuela operations in its consolidated statements of earnings. During this time, the company recognized a number of currency-related remeasurement losses resulting from devaluations of the Venezuela bolivar exchange rates the company historically used to source U.S. dollars for purchases of imported raw materials, packaging and other goods and services. The company recognized remeasurement losses of $11 million during the twelve months ended December 31, 2015 and $6 million in the three months and $167 million during the twelve months ended December 31, 2014.

Loss on debt extinguishment and related costs

On November 30, 2015, the company completed a cash tender offer and retired £247 million (approximately $372 million) of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $40 million during the three months ended December 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing unamortized premiums and deferred financing costs.

On March 20, 2015, the company completed a cash tender offer and retired $2.5 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $713 million during the three months ended March 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing unamortized discounts and deferred financing costs (including deferred cash flow hedges).

On February 6, 2014, the company completed a cash tender offer and retired $1.6 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $495 million during the six months ended June 30, 2014, for the amount paid in excess of the carrying value of the debt and from recognizing unamortized discounts and deferred financing costs.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2015 and 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded restructuring charges of $269 million in the three months and $711 million in the twelve months ended December 31, 2015 and $248 million in the three months and $274 million in the twelve months ended December 31, 2014 within asset impairment and exit costs. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. The company recorded implementation costs of $106 million in the three months and $291 million in the twelve months ended December 31, 2015 and $56 million in the three months and $107 million in the twelve months ended December 31, 2014. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded these costs within cost of sales and general corporate expense within selling, general and administrative expenses.

Coffee business transactions

On July 2, 2015, the company completed transactions to combine the company’s wholly owned coffee businesses (including the company’s coffee portfolio in France) with those of D.E Master Blenders 1753 B.V. (“DEMB”) to create a new company, JDE. The company now holds a 43.5% equity interest in JDE and Acorn Holdings B.V., owner of DEMB, holds the remaining 56.5% equity interest. In connection with the contribution of the company’s global coffee businesses to JDE, the company recorded a pre-tax gain of $6.8 billion (or $6.6 billion after-taxes) in 2015. The company also recorded approximately $1.0 billion of net gains related to hedging the expected cash proceeds from the transaction as described further below.

The consideration the company received to date consists of €3.8 billion of cash ($4.2 billion U.S. dollars as of July 2, 2015), a 43.5% equity interest in JDE and $794 million in receivables (related to sales price adjustments and tax formation cost payments). During the third quarter, the company also recorded $283 million of cash and receivables related to the reimbursement of costs that the company incurred in separating its coffee businesses. The cash and equity consideration the company received at closing reflects an adjustment for retaining its interest in a Korea-based joint venture, Dongsuh Foods Corporation (“DSF”), which had been part of the original coffee transaction plan and valuation. During the second quarter of 2015, the company also completed the sale of its interest in a Japanese coffee joint venture, Ajinomoto General Foods, Inc. (“AGF”), which had also been part of the original coffee transaction plan and valuation. In lieu of contributing its interest in the AGF joint venture to JDE, the company contributed the net cash proceeds from the sale, and the transaction did not change the consideration received for the company’s global coffee businesses.

During the fourth quarter, the company and JDE concluded negotiations of a sales price adjustment and completed the valuation of the company’s investment in JDE. Primarily related to the negotiated resolution of the sales price adjustment in the fourth quarter, the company recorded a $313 million reduction in the pre-tax gain on the coffee transaction, reducing the $7.1 billion estimated gain in the third quarter to the $6.8 billion final gain for 2015. As part of the company’s sales price negotiations, the company retained the right to collect future cash payments if certain estimated pension liabilities come in over an agreed amount in the future. As such, the company may recognize additional income related to this negotiated term in the future.

In connection with the expected receipt of cash in euros at the time of closing, the company entered into a number of consecutive currency exchange forward contracts in 2014 and 2015 to lock in an equivalent expected value in U.S. dollars as of the date the coffee business transactions were first announced in May 2014. Cumulatively, the company realized aggregate net gains and received cash of approximately $1.0 billion on these hedging contracts that increased the cash the company received in connection with the coffee business transactions, from $4.2 billion in cash consideration received to $5.2 billion. In connection with these currency contracts and the transfer of the sale proceeds to the company’s subsidiaries that deconsolidated net assets and shares, the company recognized a net gain of $628 million in 2014 and a net gain of $436 million in 2015 within interest and other expense / (income).

The company also incurred incremental expenses related to readying its coffee businesses for the transactions that totaled $39 million in the three months and $278 million in the twelve months ended December 31, 2015, and $62 million in the three months and $77 million in the twelve months ended December 31, 2014. These expenses were recorded within asset impairment and exit costs and selling, general and administrative expenses of primarily the company’s Europe and EEMEA segments and within general corporate expenses.

Reclassification of historical coffee business net revenues, operating income and net earnings

The company removed its historical coffee business operating results from its historical Organic Net Revenue and Adjusted Operating Income and reclassified historical coffee business after-tax earnings to equity method investment earnings to facilitate comparisons of past and future operating results and net earnings.

Reclassification of equity method investment earnings

Historically, the company has recorded income from equity method investments within operating income as these investments operated as extensions of its base business. Beginning in the third quarter of 2015, to align with the accounting for JDE earnings, the company began reclassifying the earnings from DSF and these other entities from operating income to after-tax equity method investment earnings outside of segment operating income. For the company’s historical Adjusted Operating Income results, the company has reclassified the equity method investment earnings from Adjusted Operating Income to equity method investment earnings in all historical periods presented.

Equity method investee adjustments

The company adjusts its equity method investment earnings for its proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by the company’s JDE equity method investee.

Loss related to interest rate swaps

During the three months ended March 31, 2015, the company recognized a pre-tax loss of $34 million within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designated as accounting cash flow hedges due to a change in financing and hedging plans. In the first quarter, the company’s plans to issue U.S. dollar debt changed and the company issued euro, British pound sterling and Swiss franc-denominated notes due to lower overall cost and its decision to hedge a greater portion of its net investments in operations that use these currencies as their functional currencies.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2015	2014	% Change Fav / (Unfav)	2015	2014	% Change Fav / (Unfav)
Net revenues	$7,364	$8,830	(16.6)%	$29,636	$34,244	(13.5)%

Cost of sales	4,529	5,684	20.3%	18,124	21,647	16.3%

Gross profit	2,835	3,146	(9.9)%	11,512	12,597	(8.6)%
Gross profit margin	38.5%	35.6%		38.8%	36.8%

Selling, general and administrative expenses	1,902	2,101	9.5%	7,577	8,457	10.4%

Asset impairment and exit costs	355	407	12.8%	901	692	(30.2)%

(Gain) / Loss on coffee business transactions and divestitures	313	—	(100.0)%	(6,822)	—	100.0%

Venezuela deconsolidation loss	778	—	(100.0)%	778	—	(100.0)%

Amortization of intangibles	44	49	10.2%	181	206	12.1%

Operating income	(557)	589	(100.0+ )%	8,897	3,242	100.0+ %
Operating income margin	(7.6)%	6.7%		30.0%	9.5%

Interest and other expense / (income)	199	(29)	(100.0+ )%	1,013	688	(47.2)%

Earnings before income taxes	(756)	618	(100.0+ )%	7,884	2,554	100.0+ %

Provision for income taxes	32	111	71.2%	593	353	(68.0)%
Effective tax rate	(4.2)%	18.0%		7.5%	13.8%
Equity method investment net (gain) / loss	(72)	—	100.0%	—	—	0.0%

Net earnings	(716)	507	(100.0+ )%	7,291	2,201	100.0+ %

Noncontrolling interest	13	7	(85.7)%	24	17	(41.2)%

Net earnings attributable to Mondelēz International	$(729)	$500	(100.0+ )%	$7,267	$2,184	100.0+ %

Per share data:
Basic earnings per share attributable to Mondelēz International	$(0.46)	$0.30	(100.0+ )%	$4.49	$1.29	100.0+ %

Diluted earnings per share attributable to Mondelēz International	$(0.46)	$0.29	(100.0+ )%	$4.44	$1.28	100.0+ %

Average shares outstanding:
Basic	1,589	1,677	5.2%	1,618	1,691	4.3%
Diluted	1,610	1,695	5.0%	1,637	1,709	4.2%

Schedule 2a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2015
Reported (GAAP)	$1,258		$1,082		$636		$2,565		$1,823		$7,364
Acquisitions	—		(54)		—		—		(12)		(66)
Accounting calendar change	—		—		—		—		(20)		(20)
Currency	274		108		139		289		42		852

Organic (Non-GAAP)	$1,532		$1,136		$775		$2,854		$1,833		$8,130

For the Three Months Ended December 31, 2014
Reported (GAAP)	$1,240		$1,145		$898		$3,761		$1,786		$8,830
Historical coffee business	(3)		(22)		(163)		(875)		—		(1,063)

Organic (Non-GAAP)	$1,237		$1,123		$735		$2,886		$1,786		$7,767

% Change
Reported (GAAP)	1.5%		(5.5)%		(29.2)%		(31.8)%		2.1%		(16.6)%
Historical coffee business	0.2	pp	1.8	pp	15.7	pp	20.7	pp	—	pp	11.4	pp
Acquisitions	—		(4.8)		—		—		(0.6)		(0.9)
Accounting calendar change	—		—		—		—		(1.2)		(0.2)
Currency	22.1		9.7		18.9		10.0		2.3		11.0

Organic (Non-GAAP)	23.8%		1.2%		5.4%		(1.1)%		2.6%		4.7%

Vol/Mix	(13.0	)pp	(1.0	)pp	(8.7	)pp	(1.3	)pp	1.9	pp	(3.1	)pp
Pricing	36.8		2.2		14.1		0.2		0.7		7.8

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2015
Reported (GAAP)	$4,988		$4,360		$2,786		$10,528		$6,974		$29,636
Historical coffee business	—		(33)		(246)		(1,348)		—		(1,627)
Acquisitions	—		(128)		—		—		(37)		(165)
Accounting calendar change	—		—		—		—		(78)		(78)
Currency	1,187		418		619		1,474		135		3,833

Organic (Non-GAAP)	$6,175		$4,617		$3,159		$10,654		$6,994		$31,599

For the Twelve Months Ended December 31, 2014
Reported (GAAP)	$5,153		$4,605		$3,638		$13,912		$6,936		$34,244
Historical coffee business	(5)		(65)		(659)		(3,047)		—		(3,776)

Organic (Non-GAAP)	$5,148		$4,540		$2,979		$10,865		$6,936		$30,468

% Change
Reported (GAAP)	(3.2)%		(5.3)%		(23.4)%		(24.3)%		0.5%		(13.5)%
Historical coffee business	0.1	pp	0.6	pp	8.7	pp	8.8	pp	—	pp	5.4	pp
Acquisitions	—		(2.8)		—		—		(0.5)		(0.5)
Accounting calendar change	—		—		—		—		(1.2)		(0.3)
Currency	23.0		9.2		20.7		13.6		2.0		12.6

Organic (Non-GAAP)	19.9%		1.7%		6.0%		(1.9)%		0.8%		3.7%

Vol/Mix	(8.2	)pp	(2.2	)pp	(5.4	)pp	(2.7	)pp	0.5	pp	(3.1	)pp
Pricing	28.1		3.9		11.4		0.8		0.3		6.8

Schedule 2b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Power Brands and Emerging Markets

(in millions of U.S. dollars) (Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended December 31, 2015
Reported (GAAP)	$4,952		$2,412		$7,364		$2,831		$4,533		$7,364
Acquisitions	—		(66)		(66)		(54)		(12)		(66)
Accounting calendar change	(16)		(4)		(20)		—		(20)		(20)
Currency	577		275		852		491		361		852

Organic (Non-GAAP)	$5,513		$2,617		$8,130		$3,268		$4,862		$8,130

For the Three Months Ended December 31, 2014
Reported (GAAP)	$6,006		$2,824		$8,830		$3,198		$5,632		$8,830
Historical coffee business	(780)		(283)		(1,063)		(290)		(773)		(1,063)

Organic (Non-GAAP)	$5,226		$2,541		$7,767		$2,908		$4,859		$7,767

% Change
Reported (GAAP)	(17.5)%		(14.6)%		(16.6)%		(11.5)%		(19.5)%		(16.6)%
Historical coffee business	12.3	pp	9.5	pp	11.4	pp	8.9	pp	12.8	pp	11.4	pp
Acquisitions	—		(2.6)		(0.9)		(1.8)		(0.2)		(0.9)
Accounting calendar change	(0.3)		(0.1)		(0.2)		—		(0.4)		(0.2)
Currency	11.0		10.8		11.0		16.8		7.4		11.0

Organic (Non-GAAP)	5.5%		3.0%		4.7%		12.4%		0.1%		4.7%

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Twelve Months Ended December 31, 2015
Reported (GAAP)	$20,194		$9,442		$29,636		$11,585		$18,051		$29,636
Historical coffee business	(1,179)		(448)		(1,627)		(442)		(1,185)		(1,627)
Acquisitions	—		(165)		(165)		(128)		(37)		(165)
Accounting calendar change	(60)		(18)		(78)		—		(78)		(78)
Currency	2,577		1,256		3,833		2,094		1,739		3,833

Organic (Non-GAAP)	$21,532		$10,067		$31,599		$13,109		$18,490		$31,599

For the Twelve Months Ended December 31, 2014
Reported (GAAP)	$23,163		$11,081		$34,244		$12,961		$21,283		$34,244
Historical coffee business	(2,726)		(1,050)		(3,776)		(1,106)		(2,670)		(3,776)

Organic (Non-GAAP)	$20,437		$10,031		$30,468		$11,855		$18,613		$30,468

% Change
Reported (GAAP)	(12.8)%		(14.8)%		(13.5)%		(10.6)%		(15.2)%		(13.5)%
Historical coffee business	5.8	pp	4.5	pp	5.4	pp	4.6	pp	5.8	pp	5.4	pp
Acquisitions	—		(1.7)		(0.5)		(1.1)		(0.2)		(0.5)
Accounting calendar change	(0.3)		(0.1)		(0.3)		—		(0.5)		(0.3)
Currency	12.7		12.5		12.6		17.7		9.4		12.6

Organic (Non-GAAP)	5.4%		0.4%		3.7%		10.6%		(0.7)%		3.7%

Schedule 3a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$7,364	$2,835	38.5%	$(557)	(7.6)%
2012-2014 Restructuring Program costs	—	(1)		(1)
2014-2018 Restructuring Program costs	—	21		375
Acquisition integration costs	—	1		4
Venezuela deconsolidation loss	—	—		778
Intangible asset impairment charges	—	—		71
Costs associated with the coffee business transactions	—	1		39
Loss on the coffee business transactions	—	—		313
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$7,364	$2,857	38.8%	$1,021	13.9%

Currency		307		120

Adjusted @ Constant FX (Non-GAAP)		$3,164		$1,141

	For the Three Months Ended December 31, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,830	$3,146	35.6%	$589	6.7%
Spin-Off Costs	—	(2)		12
2012-2014 Restructuring Program costs	—	2		134
2014-2018 Restructuring Program costs	—	2		304
Integration Program and other acquisition integration costs	—	—		(1)
Remeasurement of net monetary assets in Venezuela	—	—		6
Intangible asset impairment charges	—	—		57
Costs associated with the coffee business transactions	—	—		62
Historical coffee business	(1,063)	(349)		(152)
Operating income from divestiture	—	—		(4)
Acquisition-related costs	—	—		2
Reclassification of equity method investment earnings	—	—		(25)

Adjusted (Non-GAAP)	$7,767	$2,799	36.0%	$984	12.7%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(9.9)%		(194.6)%
% Change - Adjusted (Non-GAAP)		2.1%		3.8%
% Change - Adjusted @ Constant FX (Non-GAAP)		13.0%		16.0%

Schedule 3b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$29,636	$11,512	38.8%	$8,897	30.0%
2012-2014 Restructuring Program costs	—	(1)		(4)
2014-2018 Restructuring Program costs	—	42		1,002
Acquisition integration costs	—	1		9
Remeasurement of net monetary assets in Venezuela	—	—		11
Venezuela deconsolidation loss	—	—		778
Intangible asset impairment charges	—	—		71
Costs associated with the coffee business transactions	—	4		278
Historical coffee business	(1,627)	(673)		(342)
Gain on the coffee business transactions	—	—		(6,809)
Operating income from divestiture	—	—		(5)
Gain on divestiture	—	—		(13)
Acquisition-related costs	—	—		8
Reclassification of equity method investment earnings	—	—		(51)

Adjusted (Non-GAAP)	$28,009	$10,885	38.9%	$3,830	13.7%

Currency		1,384		522

Adjusted @ Constant FX (Non-GAAP)		$12,269		$4,352

	For the Twelve Months Ended December 31, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$34,244	$12,597	36.8%	$3,242	9.5%
Spin-Off Costs	—	(2)		35
2012-2014 Restructuring Program costs	—	11		459
2014-2018 Restructuring Program costs	—	3		381
Integration Program and other acquisition integration costs	—	—		(4)
Remeasurement of net monetary assets in Venezuela	—	—		167
Intangible asset impairment charges	—	—		57
Costs associated with the coffee business transactions	—	—		77
Historical coffee business	(3,776)	(1,455)		(646)
Operating income from divestiture	—	—		(8)
Acquisition-related costs	—	—		2
Reclassification of equity method investment earnings	—	—		(104)

Adjusted (Non-GAAP)	$30,468	$11,154	36.6%	$3,658	12.0%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(8.6)%		174.4%
% Change - Adjusted (Non-GAAP)		(2.4)%		4.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		10.0%		19.0%

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended December 31, 2015
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Equity Method Investment (Earnings) / Losses	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$(557)	$199	$(756)	$32	(4.2)%	$(72)	$13	$(729)	$(0.46)
Impact of net loss on share dilution calculation	—	—	—	—		—	—	—	0.01
2012-2014 Restructuring Program costs	(1)	—	(1)	—		—	—	(1)	—
2014-2018 Restructuring Program costs	375	—	375	104		—	—	271	0.17
Acquisition integration costs	4	—	4	—		—	—	4	—
Venezuela deconsolidation loss	778	—	778	—		—	—	778	0.48
Intangible asset impairment charges	71	—	71	13		—	—	58	0.03
Income / (costs) associated with the coffee business transactions	39	—	39	10		—	—	29	0.02
Loss on the coffee business transactions	313	—	313	14		—	—	299	0.19
Equity method investee acquisition-related and other adjustments	—	—	—	—		(5)	—	5	—
Loss on debt extinguishment and related expenses	—	(40)	40	14		—	—	26	0.02
Rounding	(1)	—	(1)	—		—	—	(1)	—

Adjusted (Non-GAAP)	$1,021	$159	$862	$187	21.7%	$(77)	$13	$739	$0.46

Diluted Average Shares Outstanding									1,610

	For the Three Months Ended December 31, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Equity Method Investment (Earnings) / Losses	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$589	$(29)	$618	$111	18.0%	$—	$7	$500	$0.29
Spin-Off Costs	12	—	12	4		—	—	8	0.01
2012-2014 Restructuring Program costs	134	—	134	35		—	—	99	0.06
2014-2018 Restructuring Program costs	304	—	304	78		—	—	226	0.14
Integration Program and other acquisition integration costs	(1)	—	(1)	(1)		—	—	—	—
Remeasurement of net monetary assets in Venezuela	6	—	6	5		—	—	1	—
Intangible asset impairment charges	57	—	57	18		—	—	39	0.02
Income / (costs) associated with the coffee business transactions	62	215	(153)	(70)		—	—	(83)	(0.05)
Reclassification of net earnings from historical coffee business	(152)	—	(152)	(11)		(141)	—	—	—
Net earnings from divestiture	(4)	—	(4)	—		—	—	(4)	(0.01)
Acquisition-related costs	2	—	2	1		—	—	1	—
Reclassification of equity method investment earnings	(25)	—	(25)	—		(25)	—	—	—

Adjusted (Non-GAAP)	$984	$186	$798	$170	21.3%	$(166)	$7	$787	$0.46

Diluted Average Shares Outstanding									1,695

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Twelve Months Ended December 31, 2015
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Equity Method Investment (Earnings) / Losses	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$8,897	$1,013	$7,884	$593	7.5%	$—	$24	$7,267	$4.44
2012-2014 Restructuring Program costs	(4)	—	(4)	(1)		—	—	(3)	—
2014-2018 Restructuring Program costs	1,002	—	1,002	262		—	—	740	0.45
Acquisition integration costs	9	—	9	—		—	—	9	—
Remeasurement of net monetary assets in Venezuela	11	—	11	1		—	—	10	0.01
Venezuela deconsolidation loss	778	—	778	—		—	—	778	0.48
Intangible asset impairment charges	71	—	71	13		—	—	58	0.03
Income / (costs) associated with the coffee business transactions	278	436	(158)	(145)		—	—	(13)	(0.01)
Reclassification of net earnings from historical coffee business	(342)	—	(342)	(46)		(296)	—	—	—
Gain on the coffee business transactions	(6,809)	—	(6,809)	(183)		—	—	(6,626)	(4.05)
Loss related to interest rate swaps	—	(34)	34	13		—	—	21	0.01
Divestiture-related costs	—	(1)	1	—		—	—	1	—
Net earnings from divestiture	(5)	—	(5)	(32)		—	—	27	0.02
Loss on divestiture	(13)	—	(13)	(22)		—	—	9	0.01
Equity method investee acquisition-related and other adjustments	—	—	—	—		(107)	—	107	0.07
Acquisition-related costs	8	—	8	—		—	—	8	—
Reclassification of equity method investment earnings	(51)	—	(51)	—		(51)	—	—	—
Loss on debt extinguishment and related expenses	—	(753)	753	275		—	—	478	0.29

Adjusted (Non-GAAP)	$3,830	$661	$3,169	$728	23.0%	$(454)	$24	$2,871	$1.75

Diluted Average Shares Outstanding									1,637

	For the Twelve Months Ended December 31, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Equity Method Investment (Earnings) / Losses	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,242	$688	$2,554	$353	13.8%	$—	$17	$2,184	$1.28
Spin-Off Costs	35	—	35	13		—	—	22	0.01
2012-2014 Restructuring Program costs	459	—	459	107		—	—	352	0.21
2014-2018 Restructuring Program costs	381	—	381	101		—	—	280	0.16
Integration Program and other acquisition integration costs	(4)	—	(4)	(1)		—	—	(3)	—
Remeasurement of net monetary assets in Venezuela	167	—	167	16		—	—	151	0.09
Intangible asset impairment charges	57	—	57	18		—	—	39	0.02
Income / (costs) associated with the coffee business transactions	77	628	(551)	(219)		—	—	(332)	(0.19)
Reclassification of net earnings from historical coffee business	(646)	—	(646)	(74)		(572)	—	—	—
Net earnings from divestiture	(8)	—	(8)	—		—	—	(8)	(0.01)
Acquisition-related costs	2	—	2	1		—	—	1	—
Reclassification of equity method investment earnings	(104)	—	(104)	—		(104)	—	—	—
Loss on debt extinguishment and related expenses	—	(495)	495	188		—	—	307	0.18

Adjusted (Non-GAAP)	$3,658	$821	$2,837	$503	17.7%	$(676)	$17	$2,993	$1.75

Diluted Average Shares Outstanding									1,709

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Diluted EPS	% Growth	Diluted EPS	% Growth
2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.29		$1.28
Spin-Off Costs	0.01		0.01
2012-2014 Restructuring Program costs	0.06		0.21
2014-2018 Restructuring Program costs	0.14		0.16
Remeasurement of net monetary assets in Venezuela	—		0.09
Intangible asset impairment charges	0.02		0.02
(Income) / costs associated with the coffee business transactions	(0.05)		(0.19)
Net earnings from divestiture	(0.01)		(0.01)
Loss on debt extinguishment and related expenses	—		0.18

2014 Adjusted EPS (Non-GAAP)	0.46		1.75
Increase in operations	0.06		0.25
Decrease in operations from historical coffee business and equity method investments	(0.05)		(0.08)
Change unrealized gains / (losses) on hedging activities	0.04		0.06
Acquisitions	—		0.01
Impact of accounting calendar change	—		0.01
Lower VAT-related settlements	(0.03)		(0.03)
Lower interest and other expense / (income)	0.01		0.06
Changes in shares outstanding	0.02		0.08
Changes in income taxes	0.04		(0.03)

2015 Adjusted EPS (Constant Currency) (Non-GAAP)	0.55	19.6%	2.08	18.9%
Unfavorable currency - translation	(0.09)		(0.33)

2015 Adjusted EPS (Non-GAAP)	0.46	0.0%	1.75	0.0%
2014-2018 Restructuring Program costs	(0.17)		(0.45)
Remeasurement of net monetary assets in Venezuela	—		(0.01)
Venezuela deconsolidation loss	(0.48)		(0.48)
Intangible asset impairment charges	(0.03)		(0.03)
Income / (costs) associated with the coffee business transactions	(0.02)		0.01
Gain on the coffee business transactions	(0.19)		4.05
Loss related to interest rate swaps	—		(0.01)
Net earnings from divestiture	—		(0.02)
Loss on divestiture	—		(0.01)
Equity method investee acquisition-related and other adjustments	—		(0.07)
Loss on debt extinguishment and related expenses	(0.02)		(0.29)
Impact of net loss on share dilution calculation	(0.01)		—

2015 Diluted EPS Attributable to Mondelēz International (GAAP)	$(0.46)	(258.6)%	$4.44	246.9%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,258		$1,082		$636		$2,565		$1,823		$—	$—	$—	$—	$7,364
Historical coffee business	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,258		$1,082		$636		$2,565		$1,823		$—	$—	$—	$—	$7,364

Operating Income
Reported (GAAP)	$63		$(53)		$10		$392		$288		$21	$(143)	$(44)	$(1,091)	$(557)
2012-2014 Restructuring Program costs	—		(1)		—		(1)		—		—	1	—	—	(1)
2014-2018 Restructuring Program costs	78		62		47		64		73		—	51	—	—	375
Acquisition integration costs	—		4		1		—		—		—	(1)	—	—	4
Venezuela deconsolidation loss	—		—		—		—		—		—	—	—	778	778
Intangible asset impairment charges	5		44		—		22		—		—	—	—	—	71
Costs associated with the coffee business transactions	—		2		—		21		—		—	16	—	—	39
Loss on the coffee business transactions	—		—		—		—		—		—	—	—	313	313
Rounding	—		—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$146		$58		$58		$498		$361		$21	$(77)	$(44)	$—	$1,021
Currency	30		9		17		61		7		—	2	(6)	—	120

Adjusted @ Constant FX (Non-GAAP)	$176		$67		$75		$559		$368		$21	$(75)	$(50)	$—	$1,141

% Change - Reported (GAAP)	(63.2)%		(352.4)%		(58.3)%		(17.6)%		61.8%		n/m	(13.5)%	10.2%	n/m	(194.6)%
% Change - Adjusted (Non-GAAP)	(39.7)%		(10.8)%		45.0%		(0.4)%		23.6%		n/m	(71.1)%	10.2%	n/m	3.8%
% Change - Adjusted @ Constant FX (Non-GAAP)	(27.3)%		3.1%		87.5%		11.8%		26.0%		n/m	(66.7)%	(2.0)%	n/m	16.0%

Operating Income Margin
Reported %	5.0%		(4.9)%		1.6%		15.3%		15.8%						(7.6)%
Reported pp change	(8.8	)pp	(6.7	)pp	(1.1	)pp	2.6	pp	5.8	pp					(14.3	)pp
Adjusted %	11.6%		5.4%		9.1%		19.4%		19.8%						13.9%
Adjusted pp change	(8.0	)pp	(0.4	)pp	3.7	pp	2.1	pp	3.5	pp					1.2	pp

	For the Three Months Ended December 31, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,240		$1,145		$898		$3,761		$1,786		$—	$—	$—	$—	$8,830
Historical coffee business	(3)		(22)		(163)		(875)		—		—	—	—	—	(1,063)

Adjusted (Non-GAAP)	$1,237		$1,123		$735		$2,886		$1,786		$—	$—	$—	$—	$7,767

Operating Income
Reported (GAAP)	$171		$21		$24		$476		$178		$(104)	$(126)	$(49)	$(2)	$589
Spin-Off Costs	—		—		—		—		—		—	12	—	—	12
2012-2014 Restructuring Program costs	3		11		31		30		55		—	4	—	—	134
2014-2018 Restructuring Program costs	63		21		20		114		61		—	25	—	—	304
Integration Program and other acquisition integration costs	—		(1)		1		—		—		—	(1)	—	—	(1)
Remeasurement of net monetary assets in Venezuela	6		—		—		—		—		—	—	—	—	6
Intangible asset impairment	—		48		—		9		—		—	—	—	—	57
Costs associated with the coffee business transactions	—		—		5		16		—		—	41	—	—	62
Historical coffee business	(1)		(10)		(38)		(145)		—		42	—	—	—	(152)
Operating income from divestiture	—		(4)		—		—		—		—	—	—	—	(4)
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2
Reclassification of equity method investment earnings	—		(21)		(3)		—		(2)		—	—	—	1	(25)

Adjusted (Non-GAAP)	$242		$65		$40		$500		$292		$(62)	$(45)	$(49)	$1	$984

Operating Income Margin
Reported %	13.8%		1.8%		2.7%		12.7%		10.0%						6.7%
Adjusted %	19.6%		5.8%		5.4%		17.3%		16.3%						12.7%

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$4,988		$4,360		$2,786		$10,528		$6,974		$—	$—	$—	$—	$29,636
Historical coffee business	—		(33)		(246)		(1,348)		—		—	—	—	—	(1,627)

Adjusted (Non-GAAP)	$4,988		$4,327		$2,540		$9,180		$6,974		$—	$—	$—	$—	$28,009

Operating Income
Reported (GAAP)	$485		$268		$194		$1,277		$1,105		$96	$(383)	$(181)	$6,036	$8,897
2012-2014 Restructuring Program costs	—		(2)		—		(1)		(2)		—	1	—	—	(4)
2014-2018 Restructuring Program costs	184		152		75		301		183		—	107	—	—	1,002
Acquisition integration costs	—		9		1		—		—		—	(1)	—	—	9
Remeasurement of net monetary assets in Venezuela	11		—		—		—		—		—	—	—	—	11
Venezuela deconsolidation loss	—		—		—		—		—		—	—	—	778	778
Intangible asset impairment charges	5		44		—		22		—		—	—	—	—	71
Costs associated with the coffee business transactions	1		5		19		200		—		—	53	—	—	278
Historical coffee business	—		(13)		(41)		(248)		—		(40)	—	—	—	(342)
Gain on the coffee business transactions	—		—		—		—		—		—	—	—	(6,809)	(6,809)
Operating income from divestiture	—		(5)		—		—		—		—	—	—	—	(5)
Gain on divestiture	—		—		—		—		—		—	—	—	(13)	(13)
Acquisition-related costs	—		—		—		—		—		—	—	—	8	8
Reclassification of equity method investment earnings	—		(43)		(3)		—		(4)		—	—	—	(1)	(51)

Adjusted (Non-GAAP)	$686		$415		$245		$1,551		$1,282		$56	$(223)	$(181)	$(1)	$3,830
Currency	186		54		50		270		19		—	(33)	(25)	1	522

Adjusted @ Constant FX (Non-GAAP)	$872		$469		$295		$1,821		$1,301		$56	$(256)	$(206)	$—	$4,352

% Change - Reported (GAAP)	2.1%		(30.4)%		(40.7)%		(27.9)%		19.8%		n/m	(20.8)%	12.1%	n/m	174.4%
% Change - Adjusted (Non-GAAP)	(8.3)%		12.2%		(4.7)%		(5.1)%		14.5%		n/m	(15.5)%	12.1%	n/m	4.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	16.6%		26.8%		14.8%		11.4%		16.2%		n/m	(32.6)%	0.0%	n/m	19.0%

Operating Income Margin
Reported %	9.7%		6.1%		7.0%		12.1%		15.8%						30.0%
Reported pp change	0.5	pp	(2.3	)pp	(2.0	)pp	(0.6	)pp	2.5	pp					20.5	pp
Adjusted %	13.8%		9.6%		9.6%		16.9%		18.4%						13.7%
Adjusted pp change	(0.7	)pp	1.5	pp	1.0	pp	1.9	pp	2.3	pp					1.7	pp

	For the Twelve Months Ended December 31, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$5,153		$4,605		$3,638		$13,912		$6,936		$—	$—	$—	$—	$34,244
Historical coffee business	(5)		(65)		(659)		(3,047)		—		—	—	—	—	(3,776)

Adjusted (Non-GAAP)	$5,148		$4,540		$2,979		$10,865		$6,936		$—	$—	$—	$—	$30,468

Operating Income
Reported (GAAP)	$475		$385		$327		$1,770		$922		$(112)	$(317)	$(206)	$(2)	$3,242
Spin-Off Costs	—		—		—		—		—		—	35	—	—	35
2012-2014 Restructuring Program costs	11		40		59		200		145		—	4	—	—	459
2014-2018 Restructuring Program costs	97		25		23		128		62		—	46	—	—	381
Integration Program and other acquisition integration costs	—		(1)		4		(5)		—		—	(2)	—	—	(4)
Remeasurement of net monetary assets in Venezuela	167		—		—		—		—		—	—	—	—	167
Intangible asset impairment charges	—		48		—		9		—		—	—	—	—	57
Costs associated with the coffee business transactions	—		—		5		31		—		—	41	—	—	77
Historical coffee business	(2)		(29)		(155)		(499)		—		39	—	—	—	(646)
Operating income from divestiture	—		(8)		—		—		—		—	—	—	—	(8)
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2
Reclassification of equity method investment earnings	—		(90)		(6)		—		(9)		—	—	—	1	(104)

Adjusted (Non-GAAP)	$748		$370		$257		$1,634		$1,120		$(73)	$(193)	$(206)	$1	$3,658

Operating Income Margin
Reported %	9.2%		8.4%		9.0%		12.7%		13.3%						9.5%
Adjusted %	14.5%		8.1%		8.6%		15.0%		16.1%						12.0%